INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 12th day of October, 2020, between **Vanguard Trustees' Equity Fund**, a Delaware statutory trust (the "Trust"), and **Sprucegrove Investment Management Ltd.** ("Sprucegrove"), a Canadian corporation incorporated under the law of the province of Ontario, (the "Advisor").

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust offers a series of shares known as **Vanguard International Value Fund** (the "Fund"); and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this "Agreement," the Trust and the Advisor hereby agree as follows:

1. Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Sprucegrove Portfolio"), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Sprucegrove Portfolio; to continuously review, supervise, and administer an investment program for the Sprucegrove Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The obligations of the Advisor to the Trust under this Agreement will not be breached as a result of changes in the price or value of assets of the Sprucegrove Portfolio brought about solely through movements in the market. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein. The Advisor makes no representation as to the success of any investment strategy adopted or security acquired by it for the Fund.

3. Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Sprucegrove Portfolio, and shall have full power and authority to buy, sell, retain, exchange or otherwise deal in securities and cash forming part of the Sprucegrove Portfolio and to effect transactions on any markets, take all routine day to day decisions and otherwise act as the Advisor judges appropriate in relation to the Sprucegrove Portfolio. The Advisor is directed to seek to obtain best execution for such transactions, consistent with Section 28(e) of the Securities

Exchange Act of 1934. In selecting brokers or dealers to execute trades for the Sprucegrove Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the written policies and procedures established by the Board of Trustees and communicated to the Advisor in writing. On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Advisor, the Advisor, to the extent permitted by applicable laws and regulations, may, but is not obligated to, aggregate the securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients in accordance with the Advisor's aggregation and allocation policies.

4. **Compensation of Advisor.** For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in **Schedule A** to this Agreement, payable quarterly in arrears.

5. **Reports.** The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in investment officers of the Advisor who are responsible for managing the Sprucegrove Portfolio.

6. **Compliance.** The Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Sprucegrove Portfolio.

7. **Status of Advisor.** The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8. **Liability of Advisor.** No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9. **Limitations on Consultations.** The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10. **Duration; Termination; Notices; Amendment.** This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast at a meeting called for the purpose of voting on such approval; such meeting shall be in person as required under Section 15(c) of the 1940 Act unless the Board of Trustees otherwise complies with the terms of an order or other guidance issued by the

Securities and Exchange Commission granting an exemption from the in-person meeting requirement ("In-Person Exemptive Order"). In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing and is deemed to have been provided upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine, e-mail or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein).

If to the Fund, at:

Vanguard International Value Fund
400 Devon Park Drive
Wayne, PA 19087
Attention: Kaitlyn Caughlin, V11
Telephone: 610-669-4603
Facsimile: 610-503-5855
Email: kaitlyn_caughlin@vanguard.com

If to the Advisor, at:

Sprucegrove Investment Management Ltd.
181 University Avenue, Suite 1300
Toronto, Ontario M5H 3M7
CANADA
Attention: Tasleem Jamal
Telephone: 416-363-5854 ext. 487
Facsimile: 416-363-6803
Email: tjamal@sprucegrove.ca

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person (or as otherwise permitted under the terms of an In-Person Exemptive Order) at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 10, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

12. Confidentiality. Each party hereto shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the other party (and

in the case of the Fund, relating to the Trust or Vanguard) and shall not disclose any such information to any person. Notwithstanding the previous sentence, each party may disclose such information (i) to its respective attorneys, accountants, directors, officers, advisory personnel, and, in the case of the Fund, to the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee of the Trust or Vanguard, (ii) with the prior written consent of the other party, (iii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over such party, or (iv) that is publicly available other than due to disclosure by such party or its affiliates or becomes known to such party from a source other than the other party.

13. Proxy Policy. The Advisor shall vote proxies solicited by or with respect to the issuers of securities in which the Sprucegrove Portfolio may be invested in accordance with the Advisor's proxy voting policies and procedures in a manner that complies with applicable law and regulations, and any additional operating policies or procedures that the Fund communicates to the Advisor in writing.

14. Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

Sprucegrove Investment Management Ltd.

Signature

Ken Choi, Chief Financial Officer
Print Name Oct 7/20

Signature

Jeremy Gauld, Chief Legal Officer
Print Name

Vanguard Trustees' Equity Fund
(on behalf of the Fund)

DocuSigned by:
60179EB349254F9...
Signature

Mortimer J. Buckley
Print Name